Form 10KSB/A, Exhibit 13
period 2001-12-31
CYBERLUX CORP
filed 2003-01-10
CIK 1138169

G. BRAD BECKSTEAD
Certified Public Accountant

330 E. Warm Springs
Las Vegas, NV 89119
702.257.1984
702.362.0540 fax

INDEPENDENT AUDITORS REPORT

June 14, 2002, except for Note 9  for which the date is December 10, 2002

Board of Directors
Cyberlux Corporation
Las Vegas, NV

I have audited the Balance Sheet of Cyberlux Corporation (a Development Stage Company), as of December 31, 2001 and 2000, and the related Statements of  Losses,  Deficiency in  Stockholders' Equity, and Cash Flows for the year ended December 31, 2001, the period from May 17, 2000 (Date of Inception) to December 31, 2000, and for the period May 17, 2000 (Date of Inception) to December 31, 2001.  These financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards in the United States of America.  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberlux Corporation, (A Development Stage Company), as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year  ended December 31, 2001, the period from May 17, 2000 (Date of Inception) to December 31, 2000, and for the period from May 17, 2000 (Date of Inception) to December 31, 2001 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 8 to the financial statements, the Company has had limited operations and has not commenced planned principal operations.  This raises substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 8.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9, the Company restated its Balance Sheet as of December 31, 2001 , and the related Statements of Losses,  Deficiency in Stockholders' Equity and Cash Flows for the year ended December 31, 2001 and the period May 17, 2000 (date of Inception) to December 31, 2001.

/s/ G. BRAD BECKSTEAD
G. Brad Beckstead
Certified Public Accountant

Cyberlux Corporation
(a Development Stage Company)
Balance Sheet

	December 31,	December 31,
	2001	2000
Assets

Current assets:
Cash	$30,602	$21,697
Prepaid interest	6,812	-
Prepaid design services	20,000	-
Total current assets	57,414	21,697

Fixed assets, net of accumulated depreciation of $3,032 and $676, respectively	46,582	3,538

Other assets:
Financing Costs, less amortization costs of $ 12,500 at December 31, 2001 (Note 6)	62,500	-
Deposit	6,820	1,819
	69,320	1,819
	$173,316	$27,054
Liabilities and Deficiency in Stockholders' Equity

Current liabilities:
Accrued interest	$16,018	$1,267
Other accrued liabilities	3,250	-
Management fees payable - related party (Note 7)	286,504	56,500
Notes payable - officers and shareholders ( Note 7)	97,745	13,500
Note payable (Notes 5and 6)	260,000	132,455
Total current liabilities	663,517	203,722

Deficiency in Stockholders' Equity:
Preferred stock, $0.001 par value, 5,000,000
shares authorized, no shares issued and
outstanding	-	-
Common stock, $0.001 par value, 20,000,000
shares authorized, 6,152,396 and 4,315,966 shares issued
and outstanding as of 12/31/01 and 12/31/00, respectively	6,152	4,316
Additional paid-in capital	594,571	273,667
(Deficit) accumulated during development stage	(1,090,925)	(454,651)

Total deficiency in stockholders' equity	(490,201)	(176,668)
	$173,316	$27,054

See accompanying notes to financial statements

Cyberlux Corporation
(a Development Stage Company)
Statement of Losses
For the year ended December 31, 2001
the period May 17, 2000 (Inception) to December 31, 2001,
and for the period May 17, 2000 (Inception) to December 31, 2001

		May 17, 2000	May 17, 2000
	Year ended	(inception) to	(inception) to
	December 31,	December 31,	December 31,
	2001	2000	2001

Revenue	$-	$-	$-

Expenses:
Marketing and advertising expense	74,535	44,013	118,548
Depreciation and amortization expense	14,856	676	15,532
Organizational costs	-	25,473	25,473
Research and development costs	85,500	157,314	242,814
Management and consulting fees - related party	263,088	153,730	416,818
General and administrative expenses	153,994	71,041	225,035

Total expenses	591,973	452,247	1,044,220

(Loss) from operations	(591,973)	(452,247)	(1,044,220)

Other income (expense):
Interest (expense)	(44,301)	(2,444)	(46,745)
Interest income	-	40	40

Net (loss)	$(636,274)	$(454,651)	$(1,090,925)
Income (tax) benefit	-	-	-
Net Loss	$(636,274)	$(454,651)	$(1,090,925)

Weighted average number of common
shares outstanding - basic and fully diluted	5,061,350	3,579,709

Net (loss) per share - basic and fully diluted	$(0.13)	$(0.13)

See accompanying notes to financial statements

Cyberlux Corporation
(a Development Stage Company)
Statement of Deficiency in Stockholders' Equity
For the Period May 17, 2000 (Date of Inception) to December 31, 2001

				(Deficit)
				Accumulated
			Additional	During	Total
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	(Deficit)

Common shares issued in May, 2000 to founders in exchange for cash at $ .0001 per share	1,640,000	$1,640	$560	$	$2,200
Common shares issued in May, 2000 in exchange for research and development services valued at $.09 per share	750,000	750	68,003		68,753
Common shares issued in May_, 20000 in exchange for services valued at $. 05 per share	875,000	875	35,710		36,585
Common shares issued in July, 2000 in exchange for convertible debt at $ .15 per share	288,000	288	39,712		40,000
Capital contributed by principal shareholders	-	-	16,000		16,000
Common shares issued in November , 2000 for cash in connection with private placement at $. 15 per share	640,171	640	95,386		96,026
Common shares issued in November_, 2000 in exchange for services valued at $. 15 per share hares issued for consulting services	122,795	123	18,296		18,419
Net (loss)	-	-	-	(454,651)	(454,651)
Balance, December 31, 2000	4,315,966	4,316	273,667	(454,651)	(176,668)
Common shares issued in January , 2001 in exchange for convertible debt at $ .15 per share	698,782	699	104,118		104,817
Stock options issued in May 2001, valued at $. 15 per option, in exchange for services			52,500		52,500
Common shares issued in September, 2001 for cash in connection with exercise of warrant at $.15 per share	3,000	3	447	-	450
Common shares issued in September, 2001 for cash in connection with exercise of warrant at $.10 per share	133,000	133	13,167		13,300
Warrant issued in October 2001, valued at $. 15 per warrant, in exchange for placement of debt	-	-	75,000	-	75,000
Common shares issued in November, 2001 for cash in connection with exercise of warrant at $.0001 per share	500,000	500	-		500
Common shares issued in November, 2001 for cash in connection with exercise of options at $.0001 per share	350,000	350			350
Common shares issued in December, 2001 in exchange for convertible debt at $ .50 per share	133,961	134	66,847		66,981
Common shares issued in December, 2001 in exchange for debt at $ .50 per share	17,687	18	8,825	-	8,843
Net (loss)	-	-	-	(636,274)	(636,274)
Balance, December 31, 2001	6,152,396	$6,152	$594,571	$(1,090,925)	$(490,202)

See accompanying notes to financial statements

Cyberlux Corporation
(a Development Stage Company)
Statement of Cash Flows

		May 17, 2000	May 17, 2000
	Year ended	date of inception) to	(date of inception) to
	December 31,	December 31,	December 31,
	2001	2000	2001
Cash flows from operating activities
Net (loss)	$(636,274)	$(454,651)	$(1,090,925)
Depreciation and amortization expense	14,856	676	15,532
Stock options issued for consulting services	52,500	55,004	107,504
Shares issued for research and development	-	68,753	68,753
Adjustments to reconcile net (loss) to
cash (used) by operating activities:
(Increase) in deposit	(5,000)	(1,819)	(6,819)
Increase in other assets and liabilities , net	21,373	-	21,373
Increase in accrued interest	14,751	1,267	16,018
Increase in other accrued liabilities	3,250	-	3,250
Increase in management fees payable - related party	230,004	56,500	286,504
Net cash provided by (used in) operating activities	(304,540)	(274,270)	(578,810)
Cash flows from investing activities
Purchase of fixed assets, net	(45,400)	(4,214)	(49,614)
Net cash provided (used in) by investing activities	(45,400)	(4,214)	(49,614)
Cash flows from financing activities
Proceeds from notes payable, net	260,000	172,455	432,455
Proceeds from notes payable - shareholders	84,245	13,500	97,745
Capital contributed by shareholders	-	16,000	16,000
Issuance of common stock, net	14,600	98,226	112,826
Net cash provided by (used in) financing activities	358,845	300,181	659,026
Net increase (decrease) in cash	8,905	21,697	30,602
Cash - beginning of period	21,697	-	-
Cash - end of period	$30,602	$21,697	$30,602
	=======	=======	=======
Supplemental disclosures:
Interest paid	$-	$1,202	$1,202
Income taxes paid	-	-	-
Non-cash investing and financing activities:
Shares issued in connection with research and development consulting services	-	68,743	68,753
Shares issued in exchange for debt	180,641	40,000	220,641
Warrants issued in connection with financing Stock	75,000	-	75,000
options issued in connection with services rendered	52,500	-	52,500
Shares issued in connection with services rendered	-	55,004	55,004

See accompanying notes to financial statements

Cyberlux Corporation
(A Development Stage Company)
 December 31, 2001 and 2000

Notes to Financial Statements

Note 1 - History and organization of the company

Business and Basis of Presentation

Cyberlux Corporation (the Company) was formed on May 17, 2000 under the laws of the State of Nevada. The Company  is in the development stage and its efforts have been principally devoted to designing, developing manufacturing and marketing advanced lighting systems that utilize white (and other) light emitting diodes as illumination elements.  To date the Company has generated no revenues, has incurred expenses, and has sustained losses.  Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2001, the Company has accumulated losses of $ 1,090,925.

Note 2 - Accounting policies and procedures

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Accounting method
The Company reports income and expenses on the accrual method.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits.  For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  There are no cash equivalents as of December 31, 2001 and December 31, 2000.

Revenue Recognition

The Company  will  follow  a policy of recognizing  revenues upon shipment of products.

Property and Equipment

For financial statement purposes, property and equipment will be depreciated using the straight-line method over their estimated useful lives (three to five years for furniture, fixtures and equipment).  The straight-line method of depreciation is also used for tax purposes.

Advertising costs
The Company expenses all costs of advertising as incurred.  Advertising costs totaled $-0- and $13,645 in 2001 and 2000, respectively.

Impairment of long lived assets
Long lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.  No such impairments have been identified by management at December 31, 2001 and December 31, 2000.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2001 and December 31, 2000.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Reporting on the costs of start-up activities
Statement of Position 98-5 (SOP 98-5), Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred.  SOP 98-5 is effective for fiscal years beginning after December 15, 1998.  With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

 Stock-Based Compensation:

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, Accounting for Stock-Based Compensation. Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

Loss per share
Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) Earnings Per Share.  Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

Dividends
The Company has not adopted any policy regarding payment of dividends.  No dividends have been paid or declared since inception.

Segment reporting
The Company follows Statement of Financial Accounting Standards No. 130, Disclosures About Segments of an Enterprise and Related Information. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income taxes

The Company follows Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS No. 109) for recording the provision for income taxes.  Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Fair Value of Financial Instruments

The recorded amounts of cash and cash equivalents, accounts payable and accrued expenses  at December 31, 2001 approximate fair value due to the relatively short period of time between origination of the instruments and their expected realization. Our debt is carried at cost, which approximates fair value, as the debt bears interest at rates approximating current market rates for similar instruments.

Reclassifications

Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

Liquidity

The  Company is in the development stage and its efforts have been principally devoted to designing, developing manufacturing and marketing advanced lighting systems that utilize white (and other) light emitting diodes as illumination elements.  To date the Company has generated no sales revenues, has incurred expenses, and has sustained losses.  As shown in the accompanying financial statements, the Company incurred a net loss of $ 1,090,925  from its inception through December 31, 2001.  The Company's current liabilities exceeded its current assets by $ 606,103 as of December 31, 2001. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise

Recent pronouncements

The FASB recently issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133.  The Statement defers for one year the effective date of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.  The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000.  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.  The Statement will require the company to recognize all derivatives on the balance sheet at fair value.  Derivatives that are not hedges must be adjusted to fair value through income, if the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.  The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.  The company does not expect SFAS No. 133 to have a material impact on earnings and financial position.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.  SAB No. 101 did not impact the company's revenue recognition policies.

In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25. FIN 44 clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of certain other provisions of FIN 44 prior to July 30, 2000 did not have a material effect on the financial statements. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. (FAS) 141, Business Combinations (FAS 141) and FAS 142, Goodwill and Other Intangible Assets (FAS 142).FAS 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. FAS 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination, whether acquired individually or with a group of other assets, and the accounting and reporting for goodwill and other intangibles subsequent to their acquisition. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests at least annually.

The Company is required to adopt FAS 141 and FAS 142 on a prospective basis as of January 1, 2002; however, certain provisions of these new standards may also apply to any acquisitions concluded subsequent to June 30, 2001. As a result of implementing these new standards, the Company will discontinue the amortization of goodwill as of December 31, 2001. The Company does not believe that the adoption of FAS 141 and 142 will have a material impact on its  financial statements.

In October 2001, the Financial Accounting Standards Board issued FAS 144,Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144).  FAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (FAS 121) and related literature and establishes a single accounting model, based on the framework established in FAS 121, for long-lived assets to be disposed of by sale. The Company is required to adopt FAS 144 no later than January 1, 2002. The Company does not believe that the adoption of FAS 144 will have a material impact on its  financial statements.

Note 3 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes  (SFAS No. 109), which requires use of the liability method.   SFAS No.  109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.  Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

U.S federal statutory rate        (34.0%)
  Valuation reserve                    34.0%
  Total                                               -%

As of December 31, 2001, the Company has a net operating loss carryforward of approximately $1,000,000 for tax purposes, which will be available to offset future taxable income.  If not used, this carryforward will expire in 2021. The deferred tax asset relating to the operating loss carryforward of approximately $340,000 has been fully reserved at December 31, 2001.

Note 4 - Property and equipment

The Company acquired $45,400 of tooling equipment during the year ended December 31, 2001, and $4,214 of office equipment during the year ended December 31, 2000.

Depreciation expense charged  to operations for the years ended December 31, 2001 and 2000 was  $ 2,356 and $676 , respectively.

Note 5 - Notes payable

Notes payable at December 31, 2001 and 2000 are as follows:

	2001	2000
10 % convertible note payable, unsecured and due September, 2002; accrued and unpaid interest due at maturity ; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .50 per share.	$ 2,500	$ -

10 % convertible notes payable, unsecured and due March , 2002; accrued and unpaid interest due at maturity ;Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ 1.00 per share	57,500	-

10 % convertible notes payable, unsecured and due March , 2002; accrued and unpaid interest due at maturity ;Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .50 per share	25,000	-

10 % convertible notes payable, unsecured and due January , 2001; accrued and unpaid interest due at maturity; Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .15 per share (see Note 6).	-	117,455

10 % convertible note payable, unsecured and due December , 2001; accrued and unpaid interest due at maturity; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .50 per share (see Note 6).	-	15,000

13% note payable , interest payable monthly and due October, 2002; note secured by Company's assets and pledge of 3,265,000 shares of the Company's common stock owned by Company's principal shareholders and officers. Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at the lower of $ .15 per share or a price per share equal to 85 % of the average daily bid price over the ten preceding days prior to the date of conversion.	170,000	-

10 % note payable, unsecured , accrued and unpaid interest and principal payable on demand	5,000	-
	260,000	132,455
Less: current portion	(260,000)	(132,455)
	$ -	$ -

Total interest expense at December 31, 2001 of $44,301 includes a loan origination fee of $17,500.

During the period ended December 31, 2000, certain holders of the Company's convertible notes elected to convert their debentures totaling $40,000 into 288,000 shares of the Company's common stock.  During the year ended December 31, 2001, certain holders of the Company's convertible notes elected to convert their debentures totaling $171,050 into 850,430 shares of the Company's common stock.

Note 6 - Stockholder's equity

The Company has authorized 20,000,000 shares of common stock, with a par value of $.001 per share. The Company has also authorized 5,000,000 shares if preferred stock, with a par value of $.001 per share.

During May, 2000, the Company issued 1,640,000 shares of its common stock to its founders in exchange for cash of $2,200.

During May 2000, the Company issued 750,000 shares of its common stock in exchange for research and development and organizational costs paid for by Research Econometrics, LLP  the totaling $68,753. The stock issued was valued at approximately  $.09 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

During May 2000, the Company issued 875,000 shares of its  common stock to an officer of the Company for consulting services valued at $36,585. The stock issued was valued at approximately  $.05 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In  May, 2000  the Company issued  $40,000 of notes payable convertible into the Company's common stock at a price equal to   $.15 per share . In July 2000, the holders of the notes payable elected to convert $ 40,000 of the notes , plus accrued interest , in exchange for  288,000 shares of the Company's   common stock.

In November , 2000  the Company issued  640,171 shares of common stock in exchange for $ 96,026 in connection with a private placement memorandum, net of costs.

During November 2000, the Company issued 122,795 shares of its  common stock in exchange   for services totaling  $18,419. The stock issued was valued at approximately  $.15 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In January 2001, holders of the Company's convertible notes payable elected to convert $104,817  of debt  in exchange for 698,782 shares of the Company's common stock (see Note 5).

In May, 2001, the Company granted certain officers of the Company options to purchase 350,000 shares  the Company's common stock at its par value for services rendered. The options issued were valued at  $ .15 per share, or $52,500 which represents the fair value of the option issued, which did not differ materially from the value of the services received. In November, 2001, the officers elected to exercise their options to purchase the stock for $350.

In connection with the placement of the Company's Note Payable  in October, 2001,  (see Note 5), the Company issued warrants to purchase 500,000 shares of the Company's common stock at par value to the holders of the Note.  The warrant agreement expires October 22, 2004, and is callable upon election by the Company.  The 500,000 warrants are valued at $0.15 per warrant, or $75,000,  which represents the fair value of the warrants issued and is being amortized over the life of the loan. The warrant was exercised in November 2001.  Amortization expense of $12,500 was changed to operations in 2001.

During the year ended December 31, 2001, certain warrant holders elected to convert their warrants to 636,000 shares of the Company's $0.001 par value common stock for cash of $ 14,250.

In December 2001, holders of the Company's convertible notes payable elected to convert $ 75,824 of debt  in exchange for 151,648 shares of the Company's common stock (See Note 5).

Note 7 - Related Party Transactions

The Company entered into a sub-lease agreement with Research Econometrics, LLP, which provides the Company the ability to continue the research and development efforts of the Electrochemical Portable Power Plant and Lighting System.  The agreement is on a month-to-month basis.  Total rental expense charged to operations  for the years ending December 31, 2001 and 2000,  was $15,806 and $10,606, respectively.

The Company issued 997,795 shares of its $0.001 par value common stock to officers and shareholders of the Company for consulting services totaling $55,004 as of December 31, 2000.

The Company accrued management fees payable to officers and shareholders of the Company totaling $286,504 and $56,500 as of December 31, 2001 and December 31, 2000, respectively.

From time to time, the  Company's principal officers have advanced funds to the Company for working capital purposes in the form of unsecured promissory notes accruing interest at 12% per annum.  As of December 31, 2001 and 2000, the balance due the officers is $97,745 and $13,500, respectively.

Note 8 - Going concern

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements the Company has incurred losses from operations from its inception on May 17, 2000 through December 31, 2001 in the amount of $1,090,925.    In addition, the Company's current liabilities exceed its current assets by $ 606,103. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company is actively pursuing additional equity financing through discussions with investment bankers and private investors.  There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate.  However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve it's liquidity problems.  Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing and selling of its products and additional equity investment in the Company.  The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Note 9 - Restatement

The Company has restated its financial statements for the year ended December 31, 2001 to correct the following errors in the financial statements previously filed:

  The Company did not record options to acquire the 350,000 shares of the Company's common stock granted to certain  employees in May, 2001 (see Note 6). The accompanying financial statements value the options granted at the fair value  $.15 per share and $52,500 has been expensed to operations during the year ended December 31, 2001 ( See Note 6).

  The Company erroneously valued a warrant to purchase the Company's common stock at  $.05 per share instead of the fair value of $.15 per share. The warrant was issued in connection with the issuance of a note payable in the amount of $170,000 (see Note 5). The value of the warrant of $75,000 is being amortized ratably over the term of the loan.

  The Company erroneously calculated the value of shares issued in exchange for convertible debt during the year ended December 31, 2001 (see.Notes 5 and 6)

  The Company erroneously calculated the conversion price in connection with the shares issued upon exercise of the options and warrants  (see Note 6)

The net effect of the correction of these errors was to:

  increase the Company's reported net loss  for the year ended December 31 ,2001 by $58,503  from  $ 577,771 to $  636,274 increase the losses per share  by $.02 from $ .13 to $ .15 per share increase the deficiency accumulated during the development stage by  $58,503 from $1,032,422 to $1,090,925 increase other assets by $62,501  from  $6,819  to $ 69,320 increase additional paid in capital  by $96,003 from  $ 498,568 to $ 594,571