Form 10KSB, Exhibit 13
period 2002-12-31
CYBERLUX CORP
filed 2003-04-15
CIK 1138169

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FINANCIAL STATEMENTS AND SCHEDULES

DECEMBER 31, 2002 AND 2001

FORMING A PART OF ANNUAL REPORT
PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934

CYBERLUX CORPORATION

CYBERLUX CORPORATION

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Certified Public Accountants	F-3
Balance Sheet at December 31, 2002	F-4
Statements of Losses for the Years ended December 31, 2002 and 2001 and for the Period May 17, 2000 (Date of Inception) through December 31, 2002	F-5
Statement of Deficiency in Stockholders' Equity for the Period May 17, 2000 (Date of Inception) through December 31, 2002	F-6 - F-8
Statements of Cash Flows for the Years ended December 31, 2002 and 2001 and for the Period May 17, 2000 (Date of Inception) through December 31, 2002	F-9 - F10
Notes to Financial Statements	F-11 - F-30

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

Board of Directors
Cyberlux Corporation
50 ORANGE ROAD, PO BOX 2010, PINEHURST, NORTH CAROLINA 28370-2010

We have audited the accompanying  balance sheet of Cyberlux Corporation (the "Company"), a development stage company, as of December 31, 2002 and the related statements of losses, deficiency in stockholders' equity, and cash flows for the year ended December 31, 2002 . The company's financial statements as of December 31, 2001 were audited by another auditor whose reports, dated June 14, 2002 and December 10, 2002, on those statements included an explanatory paragraph that described the uncertainty regarding the company's ability to continue as a going concern. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberlux Corporation  as of December 31, 2002  and the results of its operations and its cash flows for the year  then ended,  in conformity with accounting principles generally accepted in the United States of America. We express no opinion on the cumulative period from inception through December 31, 2001.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
--------------------------------------------
Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants

New York, New York
April 4, 2003

CYBERLUX CORPORATION
(A Development Stage Company)
Balance Sheet
December 31, 2002

Assets

Current Assets:
Cash	$ 26,086
Prepaid design services	20,000
Total Current Assets	46,086

Fixed assets (Net of accumulated depreciation of $23,050)	79,443

Other Assets:
Deposit	8,614
$ 134,143

Liabilities and Deficiency in Stockholders' Equity

Current Liabilities:
Accrued interest	$ 44,427
Other accrued liabilities	95,971
Management fees payable - related party (Note E)	546,508
Short-term notes payable - shareholders (Note E)	123,545
Short-term notes payable (Note B)	365,000
Total Current Liabilities	1,175,451

Commitments and contingencies (Note F)

DEFICIENCY IN STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 5,000,000
shares authorized, no shares issued and Outstanding	-
Common stock, $0.001 par value, 20,000,000
authorized; 6,628,396 shares issued and outstanding	6,628
Additional paid-in capital	745,593
Subscription receivable	(2,500)
(Deficit) accumulated during development stage	(1,791,029)
Total Deficiency Stockholders' Equity	(1,041,308)

$ 134,143

CYBERLUX CORPORATION
(A Development Stage Company)
Statement of Losses

	Year ended	Year ended	May 17,2000
	December 31,	December 31,	(inception) to
	2002	2001	December 31,
			2002
Revenues	$	$	$
Cost of goods sold		-
Gross Profit (Loss )		-
Operating Expenses:

Marketing and advertising expense	8,500	74,535	127,048
Depreciation and Amortization expenses	63,768	14,856	79,300
Organizational expenses	-	-	25,473
Research and development costs	1,250	85,500	244,064
Management and consulting fees -
related party	350,504	263,088	767,322
General and administrative expenses	179,162	153,994	404,197
Total Operating expenses	603,184	591,973	1,647,404
(Loss) from operations	(603,184)	$(591,973)	$(1,647,404)
Other income (expenses):
Interest (expenses)	(96,920)	(44,301)	(143,665)
Interest income	-	-	40
Income (tax) benefit	-	-	-
Net (Loss)	$ (700,104)	$ (636,274)	$ (1,791,029)
(Loss) per common share
(basic and assuming dilution)	(.11)	(.13)	(.28)
Weighted average shares outstanding	6,241,585	5,061,350	6,241,585

CYBERLUX CORPORATION (A Development Stage Company) Statement of Deficiency in Stockholders Equity For the period ended May 17,2000 (Date of Inception) to December 31,2002
	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Additional Paid in Capital	Stock subscription receivable	Deficit Accumulated During Development Stage	Total
Common shares issued in May 2000 to Founders in exchange for cash at $.001 per share	-	-	1,,640,000	$ 1,640	$ 560	-	-	2,200
Common shares issued in May 2000 for research and development services valued at $0.09 per share			750,000	750	68,003	-	-	68,753
Common shares issued in May 2000 in exchange for services valued at $ 0.05 per share			875,000	875	35,710	-	-	36,585
Common shares issued in July 2000 in exchange for convertible debt at $ 0.15 per share			288,000	288	39,712	-	-	40,000
Capital contributed by principal shareholders					16,000	-	-	16,000
Common shares issued in November,2000 for cash in connection with private placement at $0.15 per share			640,171	640	95,386	-	-	96,026
Common shares issued in November,2000 in exchange for services valued at $ 0.15 per share for consulting services			122,795	123	18,296	-	-	18,419
Net (loss)			-	-	-	-	(454,651)	(454,651)
Balance, December 31, 2000			4,315,966	4,316	273,667	-	(454,651)	(176,668)
Common shares issued in January, 2001 in exchange for convertible debt at $0.15 per share			698,782	699	104,118	-	-	104,817
Stock options issued in May, 2001 valued at $0.15 per option, in exchange for services					52,500			52,500
Common shares issued in September 2001 for cash in connection with exercise of warrant of $0.15 per share			3,000	3	447	-	-	450
Common shares issued in September 2001 for cash in connection with exercise of warrant at $0.10 per share			133,000	133	13,167	-	-	13,300
Common shares issued in October 2001 valued at $ 0.15 per warrant., in exchange for placement of debt			-	-	75,000	-	-	75,000
Common shares issued in November 2001 for cash in connection with exercise of warrant at $0.001 per share			500,000	500	-	-	-	500

CYBERLUX CORPORATION (A Development Stage Company) Statement of Deficiency in Stockholders Equity For the period ended May 17,2000 (Date of Inception) to December 31,2002
	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Additional Paid in Capital	Stock subscription receivable	Deficit Accumulated During Development Stage	Total
Common shares issued in November 2001 for cash in connection with exercise of options at 0.001 per share			350,000	350	-	-	-	350
Common shares issued in December 2001 in exchange for convertible debt at $0.50 per share			133,961	134	66,847	-	-	66,981
Common shares issued in December 2001 in exchange for debt at $0.50 per share			17,687	18	8,825	-	-	8,843
Net Loss							(636,274)	(636,274)
Balance, December 31, 2001			6,152,396	6,152	594,571	-	(1,090,925)	(490,171)
Common shares issued in May 2002, in exchange for services valued at $0.70 per share			70,000	70	49,928	-	-	49,998
Common shares issued in Nov. 2002 in exchange for services vakued at $0.25 per share			150,000	150	37,350	-	-	37,500
Common shares issued in Dec 2002 as rights offering at $0.25 per share			256,000	256	63,744	-	-	64,000
Subscription Receivable for 10,000 shares issued				-	-	(2,500)	-	(2,500)
Net Loss			-	-	-		(700,104)	(700,104)
Balance, December 31, 2002			6,628,396	6,628	745,593	(2,500)	(1,791,029)	(1,041,308)

CYBERLUX CORPORATION ( A DEVELOPMENT STAGE COMPANY ) STATEMENT OF CASHFLOWS
	Year ended December 31,		May 17, 2000 (inception) to December 31,
	2002	2001	2002
Cash flows from operating activities
Net (loss)	$ (700,104)	$ (636,274)	$ (1,791,029)
Depreciation and Amortization	82,518	14,856	98,050
Write off Extension of loan exps	25,000	-	25,000
Stock options issued for consulting services	-	52,500	107,504
Shares issued for consulting services	87,498		87,498
Shares issued for research and development	-	-	68,753
Adjustments to reconcile net (loss) to cash (used) by operating activities:
(Increase) in deposit	(1,795)	(5,000)	(8,614)
Increase in accrued interest	28,409	14,751	44,427
Decrease in other assets, net	6,812	21,373	28,185
Increase in other accrued liabilities	92,722	3,250	95,972
Increase in management fees payable	260,004	230,004	546,508
Net cash (used) by operating activities	(118,936)	(304,540)	(697,746)
Cash flows from investing activities:
Purchase of fixed assets, net	(52,880)	(45,400)	(102,494)
Net cash ( Used in )Investing Activities	(52,880)	(45,400)	(102,494)
Cash flows from financing activities:		-	-
Proceeds from short-term notes payable, net	80,000	-	80,000
Proceeds from notes payable, net	-	260,000	432,455
Proceeds from short-term notes payable - shareholders	25,800	84,245	123,545
Donated capital	-	-	16,000
Insurance of common stock	61,500	14,600	174,326
Net cash provided by financing Activities	167,300	358,845	825,326
Net ( Decrease )increase in cash	(4,516)	8,905	26,086
Cash - beginning	30,602	21,697	-
Cash - ending	$ 26,086	$ 30,602	$ 26,086
Supplemental disclosures:
Interest paid	$ 49,475	$ -	$ 50,677
Income taxes paid	-	-	-
Non cash investing and financing activities
Shares issued for R&D and consulting services	37,500	-	106,253
Shares issued in exchange of debt	-	180,641	220,641
Warrents issued in connection with financing stock	-	75,000	75,000
Options issued in connection with services rendered	-	52,500	52,500
Shares issued in connection with services	49,998	-	105,002

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Cyberlux Corporation (the "Company") is incorporated under the laws of the State of Nevada. The Company is in the development stage as defined under Statement on Financial Accounting Standards No. 7, Development Stage Enterprises ("SFAS No. 7") and is seeking to develop, manufacture and market long-term portable lighting products for commercial and industrial us. To date the Company has generated no revenues, has incurred expenses, and has sustained losses.  Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2002, the Company has accumulated losses of $1,791,029.

Revenue Recognition

The Company will follow policy of recognizing subscriber fee income as revenue in the period the services are provided and the products shipped.

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

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of  December 31, 2002 and 2001 respectively.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

 NOTE A-SUMMARY OF ACCOUNTING POLICIES ( CONTINUED )

Fixed assets

Property and equipment are recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation is calculated using the straight-line method over the estimated useful lives

Advertising costs

The Company expenses all costs of advertising as incurred. Advertising costs totaled $8,500 and $74,535 in 2002 and 2001, respectively.

Impairment of long lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002 and 2001. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Stock-Based Compensation:

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2002 and will adopt the interim disclosure provisions for its financial reports for the quarter ended March 31, 2003.

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

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse

Recent pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" (SFAS No. 143), and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) in August and October 2001, respectively.

SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The adoption of SFAS No. 141 had no material impact on the Company's consolidated financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 142. Under the new rules, the Company will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on the Company's consolidated financial statements.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Recent pronouncements (Continued)

SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS No. 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company plans to adopt SFAS No. 143 effective January 1, 2003.

SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 superseded Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no material impact on Company's consolidated financial statements.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that a similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Recent pronouncements (Continued)

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, Accounting for the Impairment or Disposal of

Long-Lived Assets, to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this Statement did not have a material impact to the Company's financial position or results of operations as the Company has not engaged in either of these activities.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Recent pronouncements (Continued)

residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after

January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

Note B - Notes payable and convertible debentures

Notes payable at December 31, 2002   are as follows:

10 % convertible note payable, unsecured and due September, 2003; accrued and unpaid interest due at maturity ; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .50 per share.

$ 2,500

10 % convertible notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ 1.00 per share.	7,500

10 % convertible notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .50 per share.	25,000

10 % notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ 1.00 per share.	10,000

10 % notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ 1.00 per share.	40,000

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES Note B - Notes payable and convertible debentures ( Continued )

18% note payable , interest payable monthly and due June, 2003; note secured by Company's assets and pledge of 3,265,000 shares of the Company's common stock owned by Company's principal shareholders and officers; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at the lower of $ .15 per share or a price per share equal to 85 % of the average daily bid price over the ten preceding days prior to the date of conversion.	195,000

10% Convertible note payable , unsecured and due October 2003; accrued and unpaid interest due at maturity; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at $ .25 per share.	75,000

10% convertible note payable , unsecured and due October 2003 ; accrued and unpaid interest due at maturity; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at the lower of $ .50 per share.	5,000

10 % note payable, unsecured , accrued and unpaid interest and principal payable on demand.	5,000
365,000
Less: current portion	(365,000)
Total	$ -

 Total interest expense at December 31,2002 and 2001 of $96,920 and $44,301 includes a loan origination fee of $43,750 and $17,500 respectively.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Note C - Stockholder's equity

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

In January 2001, holders of the Company's convertible notes payable elected to convert $104,817  of debt  in exchange for 698,782 shares of the Company's common stock .

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Note C - Stockholder's equity (Continued)

In May, 2001, the Company granted certain officers of the Company options to purchase 350,000 shares  the Company's common stock at its par value for services rendered.. The options issued were valued at $ .15 per share, or $52,500 which represents the fair value of the option issued, which did not differ materially from the value of the services received. In November, 2001, the officers elected to exercise their options to purchase the stock for $350.

In connection with the placement of the Company's Note Payable  in October, 2001,  the Company issued warrants to purchase 500,000 shares of the Company's common stock at par value to the holders of the Note.  The warrant agreement expires October 22, 2004, and is callable upon election by the Company.  The 500,000 warrants are valued at $0.15 per warrant, or $75,000,  which represents the fair value of the warrants issued and is being amortized over the life of the loan. The warrant was exercised in November 2001.  Amortization expense of $ 50,000 and $12,500 was charged to operations in 2002 and 2001, respectively.

During the year ended December 31, 2001, certain warrant holders elected to convert their warrants to 636,000 shares of the Company's $0.001 par value common stock for cash of $ 14,250.

In December 2001, holders of the Company's convertible notes payable elected to convert $ 75,824 of debt  in exchange for 151,648 shares of the Company's common stock.

During May 2002, the Company issued 70,000 shares of its  common stock in exchange   for services totaling  $49,998. The stock issued was valued at approximately  $.70 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

During November 2002, the Company issued 150,000 shares of its  common stock in exchange   for services totaling  $ 37,500. The stock issued was valued at approximately  $.25 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In December  , 2002  the Company issued   256,000  shares of common stock in exchange for $ 64,000 for cash in connection with a private placement memorandum, net of costs.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Note D - Related Party Transactions

The Company entered into a sub-lease agreement with Research Econometrics, LLP, which provides the Company the ability to continue the research and development efforts of the Electrochemical Portable Power Plant and Lighting System. The agreement is on a month-to-month basis. Total rental expense for the years ending December 31, 2002 and 2001 was $13,185 and $15,806, respectively.

The Company incurred  management fees  to its officers totaling $350,504 and $263,088 during  the years ended  December 31, 2002 and December 31, 2001, respectively. Unpaid management fees aggregate $546,508 as of December 31, 2002.

From time to time, the  Company's principal officers have advanced funds to the Company for working capital purposes in the form of unsecured promissory notes accruing interest at 12% per annum.  As of December 31, 2002 , the balance due to the officers is $ 123,545.

NOTE E-COMMITMENTS AND CONTINGENCIES

Consulting Agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. directors and officers.  The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

NOTE F-LOSSES PER SHARE

The following table presents the computation of basic and diluted losses per share:

	2002	2001
Net loss available to Common stockholders	$(700,104)	$(636,274)
Basic and diluted earning (loss) per share	(0.11)	(0.13)
Weighted average common shares outstanding	6,241,585	5,061,350

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Note G - Income taxes

The Company has adopted Financial Accounting Standards No. 109, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.

Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.  At December 31, 2002, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $ 1,766,000, expiring in the year 2022, that may be used to offset future taxable income.  The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

Components of deferred tax assets as of December 31, 2002 are as follows:

Non current:
Net operating loss carry forward	$ 930,000
Valuation allowance	$ (930,000)
Net deferred tax asset	$ -

The realization of these net operating loss carry forwards is dependent upon generating taxable income prior to the related year of expiration. The amount of carry forward that may be utilized in any future tax year may also be subject to certain limitations, including limitations as a result of certain stockholder ownership changes in which may be beyond the control of the Company

NOTE I- GOING CONCERN MATTERS

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the years ended December 31, 2002 and 2001, the Company incurred losses from operations of $700,104 and  $636,274, respectively. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

NOTE I- GOING CONCERN MATTERS ( Continued )

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

The Company's existence is dependent upon management's ability to develop profitable operations and resolve it's liquidity problems.  Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing and selling of its services and additional equity investment in the Company.  The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.